EXHIBIT 15
December 6, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated November 14, 2006 on our review of interim financial information of Ford Motor Company (the “Company”) for the three-month and nine-month periods ended September 30, 2006 and 2005 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in this Registration Statement on Form S-3.
We are also aware that our report dated August 4, 2006, except for the effect of the restatement described in Note 2 of the Notes to the Financial Statements, as to which the date is November 17, 2006, on our review of interim financial information of the Company for the three-month and six-month periods ended June 30, 2006 and 2005 included in the Company’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2006 is incorporated by reference in this Registration Statement on Form S-3.
We are also aware that our report dated May 8, 2006, except for the effect of the restatement described in Note 2 of the Notes to the Financial Statements, as to which the date is November 17, 2006, on our review of interim financial information of the Company for the three-month periods ended March 31, 2006 and 2005 included in the Company’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006 is incorporated by reference in this Registration Statement on Form S-3.
Very truly yours,
PricewaterhouseCoopers LLP
Detroit, Michigan